EX-23


                            Williams & Webster, P.S.
                        Bank of America Financial Center
                          601 W. Riverside, Suite 1940
                             Spokane, WA 99201-0611
                                  509-838-5111
                                Fax: 509-838-5114


April  26,  2001

Sportsend,  Inc.
5590  Ulmerton  Road
Clearwater,  FL  33760

RE:     Registration  Statement  on  Form  S-8  for  Sportsend,  Inc.

Dear  Sirs:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Sportsend, Inc. (the "Company"), relating to an aggregate of 500,000 shares of the Company's common stock, $.01 part [sic.] value per share, to be issued to consultants of the Company in consideration of services performed or to be performed under the terms of written agreements with such consultants.

     We  hereby  consent  to  the  filing  of  (i)  Sportsend's 2000 10-K, which
contains  financial  statements  audited   by  Williams  &  Webster;   and  (ii)
Sportsend's first and second quarter 2000 10-Q's, which contain financial statements reviewed by Williams & Webster as exhibits to the Registration Statement and to the use of our name in the Registration Statement.

Very  truly  yours,

/S/  Kevin  J.  Williams

Kevin  J.  Williams,  CPA
Williams  &  Webster,  P.S.